Exhibit 10.1

AELUMA, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made by and between Aeluma, Inc., a Delaware corporation (the “Company”) and Christopher Stewart (the “Executive”), who are collectively referred to herein as the “Parties” and each as a “Party.”

WHEREAS, the Company desires to employ Executive as its Chief Financial Officer, and Executive desires to accept employment with the Company, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, covenant and agree as follows:

1. Duties; Work Location; Term.

(a) Duties. The Company hereby employs Executive upon the terms and conditions set forth herein, and to perform the duties customarily associated with the position of Chief Financial Officer of an organization of the general size and nature as the Company and such duties as are reasonably assigned to Executive from time to time by the Company. Executive shall be employed by the Company on a full-time basis and shall report to the Company’s Chief Executive Officer. Executive hereby accepts such employment and agrees that Executive will serve in this capacity and perform such duties to the best of Executive’s ability.

(b) Work Location. Executive shall perform the services provided for in this Section 1 from the Company’s then current office location and from his personal residence (“Work Location”). The position allows for a hybrid work arrangement with the expectation that Executive will be present in the Goleta office approximately three (3) days per two-week period, or approximately 30% time.

(c) Term. The term of Executive’s employment hereunder shall commence on August 4, 2025 (“Effective Date”). Executive’s employment with the Company will be on an at- will basis, which means Executive and the Company are free to terminate the employment relationship at any time for any reason. Other than as specifically set forth herein, upon termination of Executive’s employment for any reason, all unvested options shall immediately be cancelled. Executive will have ninety (90) days to exercise earned options. This Agreement is not a contract or guarantee of employment for a definitive amount of time. This Agreement is subject to Executive signing of the Company “Employee Invention Assignment and Confidentiality Agreement,” and is also subject to Executive’s availability to perform Executive’s duties at the Company free of any constraints such as, but not limited to, a non-compete agreement from a previous employment that might in any way limit business opportunities for the Company, or present a conflict of interest.

2. Compensation; Benefits; Business Expenses.

(a) Base Salary. In consideration for Executive’s services pursuant to this Agreement, the Company shall pay to Executive an annual base salary (“Base Salary”) of $300,000.00, which amount shall be paid in accordance with the normal payroll practices of the Company. The Base Salary shall be reviewed annually by the Company and may be increased, at the discretion of the Company.

(b) Performance Bonus. During Executive’s employment with the Company, Executive shall be eligible to receive an annual performance bonus (“Performance Bonus”), which bonus may be equal to an amount up to fifty percent (50%) of Executive’s then current Base Salary. The Performance Bonus, if offered, may comprise one or more of cash, stock options, or restricted stock units, and will be subject to approval by the Board. To the extent earned, if a Performance Bonus is comprised of a cash component, this component shall be paid to Executive in one lump sum, no later than ninety (90) days following the end of the fiscal year to which the Performance Bonus relates. To the extent earned, any stock options or restricted units shall be subject to time-based vesting.

(c) Paid Time Off. During the employment with the Company, Executive shall be entitled to three (3) weeks of paid time off (“PTO”), with an increase to four (4) weeks PTO following three (3) years of continuous employment, and eleven (11) paid holidays per year.

(d) Company Plans. While employed at the Company, Executive shall be entitled to participate in any benefit plans of the Company as may be made generally available to executive-level Company employees. Nothing in this Section 2(d) shall be construed to preclude the Company from amending or terminating any such plans in accordance with their terms or applicable law.

(e) Equity Award. The Company hereby agrees to grant Executive (1) an option to purchase 110,000 shares of common stock of the Company (the “Options”), and (2) 55,000 restricted stock units of the Company (the “RSUs”, together with the Options, the “Equity Award”), both of which shall be subject to the terms and conditions under the Company’s 2021 Stock Incentive Plan (the “Plan”). The exercise price per share of the Options will be equal to the closing price of the Company’s common stock as listed on Nasdaq for the trading day immediately prior to the date the Option is granted. 25% of the Options will vest on the twelve (12) month anniversary of the Start Date, so long as Executive remains continuously employed as the full-time CFO through such date; the balance of the Options will vest in equal monthly increments, on each monthly anniversary of the Start Date, over the next thirty-six (36) months, so long as Executive remains continuously employed as the full-time CFO through such dates. 25% of the RSU shares will vest at the end of the fiscal quarter following the twelve (12) month anniversary of the Start Date, with a pro-rated amount for any partial quarter preceding the twelve (12) month anniversary, so long as Executive remains continuously employed as the full-time CFO through such date; the balance of the RSUs will vest in equal quarterly increments, with a pro-rated amount for any partial final quarter, thereafter, so long as Executive remains continuously employed as the full-time CFO through such dates. Notwithstanding the foregoing, should the Executive cease to be employed hereunder for any reason, other than in connection with a Change of Control, Executive shall forfeit the right to receive any remaining unvested Options or RSUs available hereunder. “Change of Control” means (a) any transaction or series of related transactions resulting in a liquidation, dissolution or winding up of the Company, (b) a sale of all or substantially all of the assets of the Company that is followed by a liquidation, dissolution or winding up of the Company, (c) any sale or exchange of the capital stock of the Company by the stockholders of the Company in one transaction or a series of related transactions where more than fifty percent (50%) of the outstanding voting power of the Company is acquired by a person or entity or group of related persons or entities (other than pursuant to a recapitalization of the Company solely with its equity holders) or (d) any merger or consolidation (each, a “combination transaction”), in which the Company is a constituent entity or is a party with another entity if, as a result of such combination transaction, in one transaction or series of related transactions, the voting securities of the Company that are outstanding immediately prior to the consummation of such combination transaction (other than any such securities that are held by an “Acquiring Stockholder,” as defined below) do not represent, or are not converted into, securities of the surviving entity in such combination transaction (or such surviving entity’s parent entity if the surviving entity is owned by the parent) that, immediately after the consummation of such combination transaction, together possess at least a majority of the total voting power of all voting securities of such surviving entity (or its parent, if applicable) that are outstanding immediately after the consummation of such combination transaction, including securities of such surviving entity (or its parent, if applicable) that are held by the Acquiring Stockholder. For purposes of this paragraph, an “Acquiring Stockholder” means a stockholder or stockholders of the Company that (i) merges or combines with the Company in such combination transaction or (ii) directly or indirectly owns or controls a majority of the voting power of another entity that merges or combines with the Company in such combination transaction. For avoidance of doubt, ownership transfer of Option or RSU shares will only occur if Executive is employed as of the applicable vesting dates; if Executive’s employment terminates after a vesting date, Executive shall only receive the applicable Option and RSU for the immediately preceding applicable vesting dates. In the event of Executive’s termination by the Company without Cause (as defined herein) or by Executive for Good Reason (as defined herein), in either case within a period of (i) ninety (90) days before, or (ii) twelve (12) months following, a Change of Control, any unvested Options and RSUs held by Executive pursuant to the Plan shall vest and become immediately exercisable subject to and in accordance with the Plan and the relevant grant agreement(s). In the case of the Options, such Options shall be exercisable within the earlier of ninety (90) days after the termination date and the expiry date of the Options set forth in the Grant Agreement.

(f) Business Expenses. The Company shall pay all reasonable travel, dining, and other ordinary, necessary, and reasonable business expenses incurred by Executive in the performance of Executive’s duties under this Agreement. Executive shall, as a condition of any such payment or reimbursement, submit verification, substantiation and documentation of the nature and amount of such expenses in accordance with the policies of the Company from time to time. Notwithstanding the foregoing, refer to Exhibit B attached hereto for the maximum allowable expenses for reimbursements, based on the expectation of three (3) full days’ time in the Goleta office.

(g) Withholdings. All payments made under this Agreement shall be subject to any and all federal, state, and local taxes and other withholdings to the extent required by applicable law. The Company shall have the power to withhold or require Executive to remit to the Company promptly upon notification of the amount due, an amount sufficient to satisfy the statutory minimum amount of all federal, state, local and foreign withholding tax requirements with respect to any payment of cash, or issuance or delivery of any other property hereunder to Executive or any third party.

3. Termination.

Executive’s employment and this Agreement may be terminated pursuant to this Section 3.

(a) Termination by the Company for Cause. The Company may terminate this Agreement and Executive’s employment for “Cause.” For the purposes of this agreement, “Cause” means the Company’s belief that any of the following has occurred: any breach of this Agreement by Executive; any failure to perform assigned job responsibilities that continues unremedied for a period of thirty (30) days after written notice to Executive by the Company and Executive shall only be entitled by such notice once per calendar year; commission of a felony or misdemeanor or failure to contest prosecution for a felony or misdemeanor; the Company’s reasonable belief that Executive engaged in a violation of any statute, rule or regulation, any of which in the judgment of the Company is harmful to the business or to the Company’s reputation; the Company’s reasonable belief that Executive engaged in unethical practices, dishonesty or disloyalty; or the Company’s lack of funding sufficient to support Executive’s position. Upon termination of Executive’s employment hereunder for Cause or upon Executive’s death or disability, Executive will have no rights to any unvested benefits or any other compensation or payments after the termination date or the last day of the month in which Executive’s death or disability occurred, respectively. For purposes of this Agreement, “disability” means Executive’s incapacity or inability, whether due to accident, sickness or otherwise, as determined by a medical doctor acceptable to the Board of Directors of the Company and confirmed in writing by such doctor, to perform the essential functions of Executive’s position under this Agreement, with or without reasonable accommodation (provided that no accommodation that imposes undue hardship on the Company will be required) for an aggregate of ninety (90) days during any period of one hundred eighty (180) consecutive days, or such longer period as may be required under disability law. Upon such Termination by the Company for Cause, the Company shall have no further obligations or liabilities under this Agreement except to pay to Executive any accrued PTO in accordance with Company policies.

(b) Termination by the Company without Cause. The Company may terminate this Agreement and Executive’s employment at any time and for any reason or for no reason (other than for Cause under Section 3(b)). Upon such Termination by the Company without Cause, the Company shall have no further obligations or liabilities under this Agreement except to provide to Executive: (i) accrued PTO in accordance with Company policies; (ii) an amount equal to twelve (12) months of Executive’s then current Base Salary, provided, however, that if such termination occurs before the twelve (12) month anniversary of Executive’s start date, the amount to be paid by the Company will be pro-rated based on the amount of time Executive was employed by the Company; (iii) all equity rights accrued and vested pursuant to Section 2(e); (iv) provided that Executive is eligible for and timely elect continued group health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) following Executive’s termination date, the Company shall pay directly to the insurance provider the premium for COBRA continuation coverage for Executive and Executive’s family for a period that will expire upon the earliest of (i) twelve (12) months following the termination date, (ii) the effective date that Executive becomes eligible for new healthcare coverage eligibility available through new employment, or (iii) the date Executive is no longer eligible for COBRA coverage, whichever comes first; provided, however, that if such termination occurs before the twelve (12) month anniversary of Executive’s start date, the premium paid by the Company will be pro-rated based on the amount of time Executive was employed by the Company.

(c) Termination by Executive for Good Reason. Executive may terminate this Agreement and Executive’s employment hereunder for Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without the Executive’s written consent: (i) a material diminution, through one or more changes, in Executive’s employment duties, responsibilities and authority, measured in the aggregate; (ii) a material reduction in Executive’s base salary and bonus, except for a reduction in connection with a contemporaneous reduction in the salary and bonus paid to other senior executives of the Company; or (iii) a relocation of Executive’s principal workplace to a location more than fifty (50) miles from its location as of the date hereof; provided, that Executive provides notice of such circumstances in (i), (ii) or (iii) to the CEO within thirty (30) days of such circumstances’ occurrence, the Company fails to cure such circumstances within thirty (30) days of receipt of such notice and Executive resigns within thirty (30) days following the end of the Company’s cure period. Upon such Termination by Executive for Good Reason, the Company shall have no further obligations or liabilities under this Agreement except to provide to Executive: (i) the Accrued Obligations; (ii) an amount equal to twelve (12) months of Executive’s then current Base Salary, provided, however, that if such termination occurs before the twelve (12) month anniversary of Executive’s start date, the amount to be paid by the Company will be pro-rated based on the amount of time Executive was employed by the Company; (iii) all equity rights accrued and vested pursuant to Section 2(e); and (iv) provided that Executive is eligible for and timely elect continued group health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) following Executive’s termination date, the Company shall pay directly to the insurance provider the premium for COBRA continuation coverage for Executive and Executive’s family for a period that will expire upon the earliest of (i) twelve (12) months following the termination date, (ii) the effective date that Executive becomes eligible for new healthcare coverage eligibility available through new employment, or (iii) the date Executive is no longer eligible for COBRA coverage, whichever comes first; provided, however, that if such termination occurs before the twelve (12) month anniversary of Executive’s start date, the premium paid by the Company will be pro-rated based on the amount of time Executive was employed by the Company.

(d) Termination by Executive without Good Reason. Executive may terminate this Agreement and Executive’s employment hereunder at any time and for any reason or for no reason (other than for Good Reason under Section 3(d)). Upon such Termination by Executive without Good Reason, the Company shall have no further obligations or liabilities under this Agreement except to pay to Executive accrued PTO in accordance with Company policies.

4. Conditions of Separation Payments. In order to receive a payment beyond the accrued PTO in accordance with Company policies, the Executive must sign, deliver to the Company and not revoke a mutually agreeable general release of claims (“Release Agreement”), which the Company will provide to Executive within ten (10) days following the Termination Date. Executive will have forty-five (45) days in which to execute the Release Agreement, which must become binding and enforceable within sixty (60) calendar days after Executive’s termination of employment. Base salary payments, as applicable, will be made in regular installments in accordance with the Company’s normal payroll practices beginning in the first pay period following the date the Release Agreement becomes binding, provided that if the foregoing 60-day period would end in a calendar year subsequent to the year in which Executive’s employment ends, base salary payments will begin in the subsequent year’s first payroll period that begins after the Release Agreement becomes binding.

5. Section 409A. It is the intent of this Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and any ambiguities herein will be interpreted, and this Agreement will be administered to so comply. In addition, the following provisions shall apply:

(a) Termination Payments. The severance payment or payments under Section 3 are intended to be exempt from Internal Revenue Code Section 409A as “short-term deferrals” or “separation pay” under the Treasury Regulations, to the greatest extent possible. However, if any portion of the severance payment or payments under Section 5 are subject to Internal Revenue Code Section 409A, such amount shall be paid no sooner than Executive’s “separation from service” from the Company within the meaning of Code Section 409A(a)(2)(A)(i). In that case, the term “termination of employment” and similar terms under this Agreement shall have the same meaning as such a “separation from service.” Each payment of “nonqualified deferred compensation” subject to Code Section 409A shall be considered a separate payment for purposes of Section 409A. Any such “nonqualified deferred compensation” shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, garnishment by creditors, or borrowing, to the extent necessary to avoid tax, penalties and/or interest under Section 409A of the Code. If Executive is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) at the time of Executive’s termination of employment, any nonqualified deferred compensation subject to Section 409A that would otherwise have been payable as a result of, and within the first six (6) months following, Executive’s “separation from service”, will become payable six (6) months and one (1) day following the date of Executive’s separation from service or, if earlier, the date of Executive’s death.

(b) Reimbursements. Consistent with the requirements of Section 409A of the Code, to the extent that any reimbursement or in-kind benefit provided to Executive or Executive’s personal representative/estate is taxable, unless stated otherwise: (i) reimbursements and in-kind benefits will be provided only for expenses incurred during Executive’s employment with the Company; (ii) the expenses eligible for reimbursement or the in-kind benefits provided in any given calendar year will not affect the expenses eligible for reimbursement or the in-kind benefits provided in any other calendar year; (iii) the reimbursement of an eligible expense must be made no later than the last day of the calendar year following the calendar year in which the expense was incurred; and (iv) the right to reimbursements or in-kind benefits cannot be liquidated or exchanged for any other benefit.

6. Conflicts of Interest; Non-Competition and Non-Solicitation.

(a) During Executive’s employment with Company, Executive agrees not to own or control any interest in (other than as a stockholder owning less than 5% of the outstanding capital stock of a publicly traded corporation) any other business or engage in any other employment, advisory, or consulting arrangement which would present an actual or perceived conflict of interest or which would prevent Executive from fully and satisfactorily performing Executive’s services hereunder.

(b) Through Executive’s employment by the Company, Executive will have access to Confidential Information, as defined in the Employee Invention Assignment and Confidentiality Agreement (the “Confidentiality Agreement”). The Executive is required to sign the Confidentiality Agreement.

7. Indemnification and D&O Insurance. The Company shall indemnify, defend, and hold harmless Executive in the manner and to the fullest extent provided by its bylaws, as the same may be amended from time to time. During Executive’s employment with the Company, and for such period as may be necessary under applicable statutes of limitation, the Company shall keep in place a directors and officers liability insurance policy (or policies) providing sufficient coverage to Executive for claims relating to or arising out of Executive’s employment with the Company.

8. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California (without regard to the doctrine of conflicts of law).

(b) Notice. All notices and demands of any kind or nature which either party may be required or desire to serve upon the other in connection with this Agreement shall be in writing and may be served personally, by certified mail, by commercial overnight delivery (e.g., Federal Express), or electronic mail with constructive receipt deemed to have occurred three (3) calendar day after the mailing, sending or transmitting of such notice, to the following addresses or email addresses:

If to the Company:

Aeluma, Inc.

27 Castilian Drive, Goleta, CA 93117

Attn: Jonathan Klamkin

Email:

If to the Executive:

Christopher Stewart

Email:

(c) Severability and Interpretation. If any terms of this Agreement are found to be null, void, or inoperative, for any reason, the remaining provisions will remain in full force and effect. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties.

(d) Warranties. Each party hereto covenants, warrants, and represents that it shall comply with all laws and regulations applicable to this Agreement, and that it shall exercise due care and act in good faith at all times in performance of its obligations under this Agreement.

(e) Section Captions. Section and other captions contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

(f) Counterparts. No provision of this Agreement is to be interpreted for or against any party because that party drafted such provision. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf), any electronic signature complying with the U.S federal ESIGN Act of 2000, e.g., www.docusign.com) or any other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(g) Waiver. A waiver by a Party of any breach of this Agreement by the non- breaching Party shall not be effective unless in writing, and no such waiver shall constitute a waiver of the same or another breach on a subsequent occasion.

(h) Entire Agreement; Amendment. This Agreement: (i) constitutes the entire agreement between the Parties with respect to the subject matter hereof; (ii) supersedes and replaces all prior agreements, oral and written, between the Parties relating to the subject matter hereof; and (iii) may be amended only by a written instrument clearly setting forth the amendment(s) and executed by both Parties.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement.

EXECUTIVE:

/s/ Christopher Stewart	8/8/2025
Christopher Stewart	Date

COMPANY:

Aeluma, Inc.

By:	/s/ Jonathan Klamkin	8/8/2025
Name:	Jonathan Klamkin	Date
Title:	Chief Executive Officer

[Signature Page to Executive Employment Agreement]

Exhibit A

Maximum Allowable Expenses

The following describes the maximum allowable expenses for reimbursements and is based on the expectation of three (3) full days’ time per two-week period in the Goleta office, and a travel distance to and from the Goleta office and the Executive’s personal residence, which is in the range of 200-300 miles driving each way.

●	Travel: Executive may be reimbursed for either Executive’s personal car miles at the U.S. Government per diem amount or for round-trip airfare. For travel with Executive’s personal car, the mileage should be calculated based on the round-trip distance from Executive’s home to the Goleta office. Executive may also be reimbursed for tolls incurred for the direct route from Executive’s home to the Goleta office and back. For air travel, Executive is expected to fly in economy class and are expected to take the lowest logical listed airfare while traveling. Any additional fee, such as seat selection or upgrade, will not be reimbursed. Baggage fees will be reimbursed.

●	Lodging: Executive may be reimbursed for lodging, and the daily rate must not exceed the U.S. Government per diem rates for Santa Barbara County. Executive may be reimbursed for check-in the night before Executive’s first full-day working in the Goleta office, and check-out the day after Executive’s final full-day working in the Goleta office for each trip. For the avoidance of doubt, if Executive will be working full days Monday through Wednesday during a trip, Executive may check-in Sunday and check-out Thursday.

●	Meals: Executive must cover Executive’s own expenses for meals and incidentals. These expenses are not reimbursable for ordinary working days.

●	In case of non-compliance with the policy, such as, but not limited to: booking unapproved travel, submitting reimbursements late; any additional amount paid may be bearable by Executive.

●	Maximum Reimbursement Amount: The maximum amount that may be reimbursed for travel may not exceed $1,500 per trip when using Executive’s personal car for travel or may not exceed $1,750 per trip when using airfare for travel and may not exceed $40,000 per year. Any costs exceeding the maximum amounts must be borne by Executive.

Note: The arrangement and associated policies are subject to review and change as business needs change.

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